Exhibit 16.1

Sweeney, Matz & Co., LLC
Certified Public Accountants and Consultants
1600 South Federal Highway
Suite 900
Pompano Beach, FL 33062

January 13, 2009

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561

Re:         File No. 000-16929
DOR BioPharma, Inc.

Ladies and Gentlemen:

We have read the statements that we understand DOR BioPharma, Inc. will include under Item 4 of the Form 8-K report it will file regarding the recent change of auditors. We agree with such statements made regarding our firm. We have no basis to agree or disagree with other statements made under Item 4.

Yours truly,

/s/Sweeney, Matz & Co., LLC

Sweeney, Matz & Co., LLC (formerly Sweeney, Gates & Co.)